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                                                                   EXHIBIT 10.18


                        EXECUTIVE SEVERANCE AGREEMENT,


                         Dated as of December 1, 1997,


                                    between

                        LYONDELL PETROCHEMICAL COMPANY,

                    a Delaware corporation (the "Company"),


                                      and


                         JOSEPH M. PUTZ ("Executive")
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                               TABLE OF CONTENTS


Section 1.    Termination Following Employment by Partnership..............  1

Section 2.    Rights and Benefits upon Termination.........................  2
              (a) Stock Options............................................  2
              (b) Salary and Other Payment at Termination..................  3
              (c) Crediting of Additional Pension Benefit..................  3
              (d) Executive Deferral Plan..................................  4
              (e) Insurance and Other Benefits.............................  4
              (f) Financial Counseling.....................................  5
              (g) Outplacement.............................................  5
              (h) No Duty to Mitigate......................................  5

Section 3.    Other Benefit Plans..........................................  5

Section 4.    Payment Obligations Absolute.................................  6

Section 5.    Combined Gross-up Payment....................................  6

Section 6.    Confidentiality and Cooperation..............................  7
              (a) Cooperation..............................................  7
              (b) Release of Liability.....................................  7

Section 7.    Term of Agreement............................................  7

Section 8.    Arbitration..................................................  8
              (a) Arbitrable Matters.......................................  8
              (b) Submission to Arbitration................................  8
              (c) Arbitration Procedures...................................  8
              (d) Compliance with Decisions................................  9
              (e) Costs and Expenses.......................................  9

Section 9.    Notices......................................................  9

Section 10.   Miscellaneous................................................ 10
              (a) Assignment............................................... 10
              (b) Construction of Agreement................................ 10
              (c) Amendment................................................ 11
              (d) Waiver................................................... 11
              (e) Severability............................................. 11
              (f) Successors............................................... 11
              (g) Taxes.................................................... 11
              (h) Governing Law............................................ 11
              (i) Entire Agreement......................................... 12

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                         EXECUTIVE SEVERANCE AGREEMENT

        THIS EXECUTIVE SEVERANCE AGREEMENT, is made and entered into this 1st day of December, 1997, by and between LYONDELL PETROCHEMICAL COMPANY, a Delaware corporation (hereinafter referred to as "Company"), and JOSEPH M. PUTZ, an individual (hereinafter referred to as "Executive").


                                  WITNESSETH:


        WHEREAS, the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee") has authorized the Company to enter into a severance agreement in the form hereof with Executive;

        WHEREAS, Executive has been offered a position, anticipated to be effective on or about January 1, 1998, with Equistar Chemicals L.P.
("Equistar") and it is in the best interest of the Company that Executive accept this position without concern that Executive be distracted by personal uncertainties and risks created by this new assignment;

        NOW, THEREFORE, to assure the Company that it will have the continued dedication of Executive and the availability to Executive's advice and counsel prior to Executive's employment with Equistar, to induce Executive to remain in the employ of the Company until employment by Equistar, and further, to accept employment with Equistar and for other good and valuable consideration, the parties agree as follows:

        Section 1.  Termination Following Employment by Partnership.

        Company will provide or cause to be provided to Executive the rights and benefits described in Section 2 of this Agreement in the event Executive's employment with Equistar is terminated by Equistar or at Executive's comtemplated resignation on December 31, 1999.

        Termination also shall include termination by reason of Executive's death, permanent disability or termination of employment by Executive within ninety (90) days following the occurrence of any event which shall constitute a "Constructive Termination for Good Reason."

        For purposes of this Agreement, Constructive Termination for Good Reason means:

                (i) the Executive is assigned to any duties or responsibilities that are not comparable to Executive's position, offices, duties, responsibilities or status with Equistar at the time of Equistar employment, or the Executive's reporting responsibilities or titles are changed and the change results in a reduction of Executive's responsibilities or position at Equistar;

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                (ii) the level of benefits or compensation provided to Executive is reduced below the comparable level of benefits or compensation payable to similarly situated Executives at Equistar; or

               (iii) the Executive is actually transferred, or offered a proposed transfer, as evidenced in a written communication from Equistar to Executive, to another location other than the location at which he was primarily employed immediately preceding his initial employment with Equistar, unless that new location is a major operating unit or facility of the Company or Equistar that is located within 50 miles of Executive's primary location as of the date immediately preceding a transfer; provided, however, (1) Executive, within thirty (30) days from the date that he is given written notice of such actual or proposed transfer, shall provide the Compensation Committee or the Partnership Governance Committee of Equistar ("Partnership Governance Committee") with written notice that the transfer shall constitute a Constructive Termination for Good Reason, (2) Equistar, within twenty (20) days of receipt of the notice, fails to provide Executive with written notice rescinding the actual or proposed transfer and (3) if the Equistar does not rescind the transfer, Executive must terminate his employment due to Constructive Termination for Good Reason within forty (40) days following expiration of the 20-day period so that in any event Executive shall have terminated his employment with Equistar within 90 days after Executive first receives written notice from Equistar of such actual or proposed transfer.

        Section 2. Rights and Benefits upon Termination. In the event Executive is entitled to receive the rights and benefits described in this Section as a result of the termination or Constructive Termination for Good Reason of Executive's employment as described in Section 1 (collectively referred to as "Termination"), Company agrees to provide or cause to be provided to Executive these rights or benefits when Executive's employment terminates on or before December 31, 1999.

        (a) Stock Options. With respect to any stock options granted to Executive under the Company's Executive Long-Term Incentive Plan (the "Stock Option Plan"), notwithstanding any provision of the Stock Option Plan or Executive's associated stock option agreement, if any, to the contrary, all non-vested options shall become 100% vested and fully exercisable as of the last business day immediately preceding Executive's Termination.

        If Company experiences a Change in Control and no longer offers any publicly traded securities prior to Executive's Termination, Company shall also pay or cause to be paid to Executive a cash lump sum payment for all outstanding dividend share credits associated with stock options granted under the Stock Option Plan. This lump sum payment shall be paid within forty-five (45) calendar days from the date of the Change in control.

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        For purposes of this Section, the value of the outstanding dividend share credits shall be calculated by SCA Consultants, or any other compensation consultant that is mutually agreeable to the parties (the "Compensation Consultant"). In preparing its valuation, the Compensation Consultant in its good faith discretion shall be responsible for designating reasonable and customary parameters for the methodology used in its calculation. Company shall deliver to Executive the determination of the value of his dividend share credits with the payment therefore.

        All stock options owned by Executive shall be freely exercisable following Termination for the remainder of their existing terms without regard to any earlier date that may be specified therein including, without limitation, an earlier expiration date specified with respect to Executive's termination of employment.

        (b) Salary and Other Payment at Termination. Company shall pay of shall cause Equistar to pay to Executive not later than thirty (30) days following Termination a lump-sum payment in cash in the amount of three (3) times Executive's "Applicable Annual Earnings" (as defined below).

        For purposes of this Agreement, "Applicable Annual Earnings" shall mean the sum of Executive's annual base salary in effect on the last day of employment with Company and Executive's Average Award (whether or not paid) for personal services on behalf of the Company prior to Equistar employment. Amounts used to determine Applicable Annual Earnings are shown in Exhibit A, attached. The Average Award shall be the average, determined over the three year period immediately prior to Executive's employment by Equistar, of the cash amount of an Executive's annual award payable under the Company's Value Share Plan (but not deferred cash associated with any grant of restricted stock or any additional amount paid to Executive which represents pro rata awards for outstanding performance cycles). Applicable Annual Earnings shall include Executive's annual base salary and Average Award whether or not paid on a deferred basis, including without limitation, amounts contributed by or on behalf of Executive under a Company-sponsored plan, such as (i) a plan described in Section 125 or 401(k) of the Internal Revenue Code of 1986, as amended, or
(ii) the Company's Executive Deferral Plan or an "excess benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended. Notwithstanding the preceding provisions of this paragraph, Applicable Annual Earnings does not include any income attributable to stock options, stock appreciation rights, performance awards other than awards under an executive bonus plan described above, dividend credits, and restricted stock granted under, and dividends on shares acquired pursuant to, any stock option plan, restricted stock plan or performance unit plan.

        (c) Crediting of Additional Pension Benefit. Company shall cause Executive to be credited with an additional five (5) years of (i) age and (ii) service with the Company, under the Company's Supplementary Executive Retirement Plan (or its successor) for

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purposes of determining his accrued benefits thereunder. Such benefits shall be determined on the basis of Executive's age and compensation as of his termination date.

        If the method to calculate a retirement benefit under Company's qualified retirement plan and Supplementary Executive Retirement Plan is changed, then the Executive shall be entitled to an amount under the new plan formula that is the equivalent of the amount that would have been payable if the Executive had been credited as described above. Payments attributable to this enhanced retirement benefit shall be payable under Company's non-qualified retirement plan for executives.

        (d) Executive Deferral Plan. The provisions of this Section 2(d) shall apply notwithstanding any provisions of the Company's Executive Deferral Plan (the "Deferral Plan") or the initial paragraph of Section 2 hereof to the contrary.

        If Executive experiences a Termination of employment with Equistar then, notwithstanding any other provision of this Agreement, the full amount of contributions and earnings accrued or credited to Executive's account balances under the Deferral Plan (as of the date immediately preceding the Termination) shall be immediately distributed to Executive in a cash lump-sum payment.

        Upon distribution of his accounts, Executive shall be entitled to an Income Tax Gross-up on the full amount of contributions plus earnings accrued or credited to Executive's account in the Company's Deferral Plan as of September 1, 1996, which amount is $697,997.40. The Income Tax Gross-up shall be equal to 66% of the amount necessary so that after payment of any federal, state and local income or employment tax by Executive on the distribution of that amount under the Company's Deferral Plan and the Income Tax Gross-up, the net amount Executive retains shall be the full amount accrued to his account balance under the Company's Deferral Plan as of September 1, 1996.

        For purposes of determining the amount of the Income Tax Gross-up, Executive shall be deemed (i) to pay federal income taxes at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Income Tax Gross-up is to be made and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Income Tax Gross-up is to be made. Any Income Tax Gross-up required hereunder shall be paid by the Company to the Executive at the same time that any payment made under the Deferral Plans which is subject to income tax is paid or deemed received by Executive.

        (e) Insurance and other Benefits. To the extent that Executive is eligible thereunder, then for a period of twenty-four (24) months following Termination. Executive (and his dependents, as applicable) shall continue to be covered at the Company's expense by Equistar's life insurance, medical, dental, accident and disability plans or any successor to a plan or program in effect at Termination for employees in the
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same class or category as Executive (hereafter individually and collectively referred to as "Welfare Plan"), subject to the terms of the Welfare Plan and to Executive's making any required contributions thereto which contributions shall not exceed those charged to employees in the same class or category in which Executive was employed by Equistar. In the event that Executive is ineligible to continue to be so covered under the terms of any Welfare Plan, or in the event that Executive is eligible but the benefits applicable to Executive (and his dependents, as applicable) are not substantially equivalent to such benefits immediately prior to Termination, then, for a period of twenty-four (24) months following Termination, Company, at its expense, shall provide to Executive (and his dependents, as applicable) through other sources such benefits as may be necessary to make the benefits applicable to Executive (and his dependents, as applicable) substantially equivalent to those in effect immediately prior to Termination. Continuation coverage provided pursuant to any group health plan maintained by Equistar shall be credited against, and not in addition to, any continuation coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA"). Any retiree coverage provided to Executive by Equistar shall be on the same terms and conditions, including bridging of coverage, as that provided to executives in the same class or category in which Equistar employed Executive.

        (f) Financial Counseling. For a period of one year following Termination, Executive shall continue to be covered at Company's expense under Equistar's financial counseling program, or any successor program, in effect at Termination for employees in the same class or category as Executive, subject to the terms of such program. In the event that benefits available to Executive under that financial counseling program are not substantially equivalent to the benefits available to Executive at Termination, Company, at its expense ,shall provide to Executive through other sources such benefits as may be necessary to make the benefits available to Executive substantially equivalent to those in effect at Termination.

        (g) Outplacement. Company shall cause Equistar to provide to Executive, at Company's expense but not to exceed $40,000.00, outplacement assistance for Executive from a professional outplacement assistance firm, which is reasonably suitable to Executive.

        (h) No Duty to Mitigate. Executive's entitlement to benefits hereunder shall not be governed by any duty to mitigate Executive's damages by seeking further employment nor offset by any compensation which Executive may receive from future employment.

        Section 3. Other Benefit Plans. The specific arrangements referred to in this Agreement are not intended (i) to exclude or limit Executive's participation in other benefit plans or programs in which Executive currently participates or may participate including, without limitation, retiree benefits, or benefits which are available to executive personnel generally in the same class or category as Executive (excluding only the Company's Special Termination Plan and the special supplemental retirement benefit

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authorized by the Compensation Committee on September 13, 1991) or, (ii) to
preclude or limit other compensation or benefits as may be authorized by the Compensation Committee or the Partnership Governance Committee of Equistar ("Partnership Governance Committee") from time to time. To the extent not otherwise paid or provided, Company shall pay or provide or shall cause to be paid or provided to the Executive and/or the Executive's dependents any other amounts or benefits required to be paid or provided or which the Executive or the Executive's dependents are eligible to receive pursuant to this Agreement and under any plan program, policy or practice or contract or agreement of Equistar as in effect and applicable generally to executive personnel in the same class or category of Executive.

        Section 4. Payment Obligations Absolute. Company's obligation to pay or provide or cause to be paid or provided to Executive the amounts and benefits and to make the arrangements provided in this Agreement shall be absolute and unconditional and shall not be affected by any circumstances (including, without limitation, any setoff, claim, counterclaim, recoupment, defense or other right, which the Company may have against Executive or anyone else). All amounts payable by or on behalf of the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder shall be final and the Company and its subsidiaries or affiliates for any reason whatsoever, shall not seek to recover all or any part of such payment from Executive or from whomever shall be entitled thereto. In no event shall an asserted violation of any provision of this Agreement constitute a basis for deferring or withholding any amount payable to, or on behalf of, Executive under this Agreement.

        Section 5. Combined Gross-up Payment. In the event that any payment under this Agreement, including an increase in pension benefits and vesting of an option or other non-cash benefit or property, is determined to be a "parachute payment" as defined in the Internal Revenue Code and the payment is or becomes subject to the tax imposed by section 4999 of the Internal Revenue Code, as amended, or such similar tax that may be hereafter imposed ("Excise Tax"), Company shall pay to Executive an additional cash amount ("Combined Gross-up Payment") such that the net amount retained Executive after reduction for (i) any Excise Tax on the payment and (ii) any federal, state, and local income or employment tax and Excise Tax payable with respect to the Combined Gross-up Payment, shall equal the payments under this Agreement determined to be parachute payments. For purposes of determining the amount of the Combined Gross-up Payment, Executive shall be deemed (i) to pay federal income tax at the highest stated rate of federal income taxation (including surtaxes, if any) for the calendar year in which the Combined Gross-up Payment is to be made and (ii) to pay any applicable state and local income taxes at the highest stated rate of taxation (including surtaxes, if any) for the calendar year in which the Combined Gross-up Payment is to be made. Any Combined Gross-up Payment required under this Agreement shall be made to Executive at the same time any payment is determined to be subject to the Excise Tax.

        If, in connection with the examination of Executive's tax return, the Internal Revenue Service asserts that any amount payable or benefit provided hereunder is a

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"parachute payment" as defined in the Code and such amount or benefit was not treated as a parachute payment for purposes of determining the Combined Gross-up Payment (as defined above), Company at its cost shall assume the defense of any controversy involving such issue and shall indemnify and hold Executive harmless for all liabilities, costs, taxes, interest and penalties attributable to such issue and shall to the extent necessary (without duplication) increase the Combined Gross-up Payment to give effect to any additional amount or benefit determined to be a parachute payment. Executive shall cooperate with Company so that Company will be able to challenge any adverse determination by the Internal Revenue Service through administrative proceedings and, if determined by Company, through litigation.

        Section 6. Confidentiality and Cooperation.

        (a) Cooperation. Executive agrees that, at all times following Termination, Executive will furnish such information and render such assistance and cooperation as may reasonably be requested in connection with any litigation or legal proceedings concerning the Company, any of its subsidiaries or affiliates or Equistar (other than any legal proceedings arising out of or concerning Executive's employment or its Termination). In connection with such cooperation, Company will pay or reimburse Executive for reasonable expenses.

        (b) Release of Liability. Executive hereby represents and covenants that prior to the time he is eligible to receive any payments provided for in Section 2 of this Agreement, he will execute and deliver to the Company, on a form reasonably satisfactory to the Company and the Executive, a separate release and waiver, which, without limiting the generality of the foregoing, shall include a release and discharge of the Company and its subsidiaries and affiliates, and Equistar, and its and their directors, Partnership Governance Committee, officers, employees, owners, agents, successors and assigns from any and all suits, causes of action, demands, claims, charges, complaints, liabilities, costs, losses, damages, injuries, bonds, judgments, attorneys' fees and expenses, in any form whatsoever, in law or in equity, whether known or unknown, whether suspected or unsuspected, arising out of Executive's employment with Company or with Equistar through his Termination, including, without limitation, claims arising under any federal, state or local law for breach of an implied covenant of good faith and fair dealing, breach of contract, defamation, slander, negligent misrepresentation, fraud, intentional or negligent interference with business relations, and employment discrimination, including, but not limited to, claims under the Age Discrimination in Employment Act, the Americans with Disabilities Act and the Texas Commission on Human Rights Act.

        Section 7. Term of Agreement. This Agreement shall remain in effect until January 1, 2000. It is the Company's intention to provide or cause to be provided to Executive the benefits set forth herein if Executive is terminated from employment by Equistar on or before December 31, 1999 or resigns from Equistar employment on December 31, 1999 and the other applicable conditions are satisfied.

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        Section 8. Arbitration.

        (a) Arbitrable Matters. Any dispute under this Agreement arising between the parties shall be settled by binding arbitration. In the event of any dispute between Executive and the Company or Equistar hereunder, either party shall be entitled to submit the dispute to arbitration. The arbitration proceeding shall be held in Houston, Texas (unless otherwise mutually agreed by the parties), and shall be conducted in accordance with the Center for Public Resources ("CPR") Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall be conducted by a sole arbitrator appointed in accordance with the rules established by CPR (the "Arbitrator").

        Any arbitration between Executive and the Company or Equistar pursuant to this Agreement shall be governed by the United States Arbitration Act, 9 U.S.C. (SS)1-16 (or its successor). If the United States Arbitration Act is determined by the Arbitrator not to apply to this type of employer/employee agreement based on precedential legal authority, the parties agree to arbitrate any dispute under the Texas General Arbitration Act, V.A.T.S. Art. 238-6 et. seq. (or its successor).

        (b) Submission to Arbitration. The party submitting any matter arising out of this Agreement to arbitration (the "demanding party") shall do so by delivering written notice thereof (the "arbitration notice") to the other party (the "noticed party"). In addition to indicating the demanding party's intention to commence arbitration proceedings, the arbitration notice shall state the nature, with reasonable detail, of the dispute and the demanding party's claim or claims, the question or questions to be submitted for decision or award by arbitration and the relief or remedy sought. A copy of the arbitration notice shall be concurrently provided to CPR, along with a copy of this Agreement and a request to appoint an Arbitrator. Either party may bring an action in any court of competent jurisdiction to compel arbitration under the Agreement.

        (c) Arbitration Procedures. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas as applicable to the claim asserted. The Federal Rules of Evidence shall apply. The Arbitrator shall have no authority to change this Agreement unless otherwise agreed by both parties. The Arbitrator shall have no authority to change this Agreement unless otherwise agreed by both parties. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Agreement, including but not limited to any claim that all or any part of this Agreement is void or voidable. Any party may be represented by an attorney or other representative selected by the party.

        The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss

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and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

        At any time after the date of receipt of the arbitration notice, each party can make discovery requests of the other in any form permitted under the Federal Rules of Civil Procedure. The recipient of a discovery request shall have 20 days after the receipt of such request to object to any or all portions of such request, and shall respond to any portions of such request not so objected to within 30 days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall insure that all objections and responses are received by other parties within the above time periods. Any party seeking to compel discovery following receipt of an objection shall file with the other party and the Arbitrator a motion to compel, including a copy of the initial request and the objection. The Arbitrator shall allow 10 days for responses to the motion to compel before ruling. Claims of privilege and other objections shall be determined as they would in federal court in a case applying Texas law.

        At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the arbitration. Each party shall have the right to subpoena witnesses and documents for the arbitration. Either party may arrange for a court reporter to provide a stenographic record of proceedings. The cost of the court reporter will be paid by the Company or Equistar.

        (d) Compliance with Decisions. To the extent permissible under applicable law, the parties agree that the award of the Arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the United States Arbitration Act or other applicable arbitration law pursuant to Section 10(a) hereof. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the parties or their assets. It is the intent of the parties that the arbitration provisions hereof be enforced to the fullest extent permitted by applicable law.

        (e) Costs and Expenses. Company shall promptly pay or reimburse Executive for all costs and expenses, including, without limitation, attorneys' fees and witnesses' fees, incurred by Executive as a result of any arbitration (regardless of the outcome thereof) arising out of this Agreement. All expenses of such arbitration, including the reasonable fees and expenses of legal counsel for Executive and the costs and expenses incurred by the Arbitrator, shall be borne by the Company.

        Section 9. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder (hereinafter referred to as "notices") shall be in writing and shall be deemed to have been duly given if delivered by-hand, given by prepaid telecopy, telex or telegram, or mailed via certified or registered U.S. mail, to the

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party to receive such notice at such party's address set forth below; provided that either party may change its address for notice by giving to the other party written notice of such change.

        If to Company:

                Lyondell Petrochemical Company
                1221 McKinney, Suite 1600
                Houston, Texas 77002
                Attn:  Chairman of the Board of Directors

        If to Equistar:

                Equistar Chemicals, L.P.
                1221 McKinney, Suite 1600
                Houston, Texas 77002
                Attn:  Partnership Governance Committee

        If to Executive:

                Joseph M. Putz
                13435 Belhaven
                Houston, Texas  77069

        Any notice given pursuant to this Agreement shall be deemed received (i) if delivered by-hand, when delivered; (ii) if sent by telecopy, telex or telegram, 24 hours after sending; and (iii) if mailed, when delivered.

        Section 10.   Miscellaneous.

        (a) Assignment. No right, benefit or interest hereunder shall be subject to assignment, anticipation, alienation, sale, encumbrance, charge, pledge, hypothecation or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process; provided, however, that Executive may assign any right, benefit or interest hereunder if such assignment is permitted under the terms of any plan or policy of insurance, or annuity contract governing such right, benefit or interest.

        (b) Construction of Agreement. Nothing in this Agreement shall be construed to amend any provision of any plan or policy of the Company or Equistar except as otherwise expressly noted herein. This Agreement is not, and nothing herein shall be deemed to create, a commitment of continued employment of Executive by the Company or any of its subsidiaries or by Equistar. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. Whenever the context of this Agreement so requires, the masculine gender includes the feminine gender, and words used in the singular or plural will include the other. The words "herein" "hereunder,"

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and other similar compounds of the word "here" refer to the entire Agreement and not to any particular, section or provision.

        (c) Amendment. This Agreement may not be amended, modified or canceled except by written agreement of the parties or their respective successors and legal representatives.

        (d) Waiver. No provision of this Agreement may be waived except by a writing signed by the party to be bound thereby.

        (e) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

        (f) Successors. This Agreement is personal to Executive and without the prior written consent of the Company or Equistar shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        This Agreement shall be binding upon and inure to the benefit of the Company, Equistar and any successor organization or organizations which shall succeed to substantially all of the business and/or assets of the Company (whether direct or indirect by means of merger, consolidation, acquisition of substantially all the assets of the Company, or otherwise, including by operation of law).

        (g) Taxes. Any payment or delivery required under this Agreement shall be subject to all requirements of the law with regard to withholding of taxes, filing, making of reports and the like.

        (h) Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAW PRINCIPLES.

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        (i) Entire Agreement. Except as otherwise provided in Section 4 or
Section 12(b) hereof, this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby.


        IN WITNESS WHEREOF, the parties have executed this Agreement as of the 28 day of January, 1998.


                                LYONDELL PETROCHEMICAL COMPANY


                                By: /s/ Dan F. Smith
                                   -----------------------------------
                                Name:  Dan F. Smith
                                Title: President and Chief Executive Officer


                                EXECUTIVE

                                By: /s/ Joseph M. Putz
                                   -----------------------------------
                                Name:  Joseph M. Putz
                                Title: Vice President and Controller

                                   EXHIBIT A

                          Applicable Annual Earnings


        VSP Annual Cash Award:

                March, 1996                           $ 83,433
                March, 1997                             54,435
                December, 1997                         109,670
                                                       -------
                                                       247,538
                                                       -------

                Average Award                           82,513

        Annual Base Salary                             201,188
                                                       -------

        Applicable Annual Earnings                    $283,701
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